Exhibit 10.5

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

SEPARATION AGREEMENT AND GENERAL RELEASE

  THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement"), is made as of this 13th day of September, 2002, by and between Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 2401 Commerce Drive, Libertyville, Illinois 60048 ("Company"), and David B. Mullen ("Executive").

RECITALS

WHEREAS, Executive has served as the President and Chief Financial Officer of Company and as an officer and member of Company's board of directors pursuant to that certain Employment Agreement by and between Company and Executive, dated July 15, 1997 (the "Employment Agreement");

WHEREAS, by agreement between Executive and Company, Executive has agreed to resign as an officer and director of Company effective as of September 13, 2002 (the "Effective Date"), and as an employee of Company no later than 0 days thereafter; and

WHEREAS, the parties desire to set forth the terms and conditions of Executive's resignation as an employee, officer, and director of Company.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Recitals.
  The foregoing recitals are restated and incorporated herein by reference and made a part hereof.

2. Resignation.

    2.1 Resignation from Company. Executive hereby resigns as an officer of Company and as a director of Company as of the Effective Date, and as an employee of Company to be effective upon such date as determined by Company upon fifteen (15) days prior written notice, but in any event no later than September 13, 2002 (such effective date of the termination of employment hereafter referred to as the "Termination Date"). Employee agrees to remain in the employ of Company until the Termination Date. Notwithstanding any contrary provision contained in the Employment Agreement, such resignations shall not be deemed to be a breach by Executive or Company of the Employment Agreement, nor an event giving rise to "good reason" under the Employment Agreement, and, in consideration for the payments and benefits herein described, the Employment Agreement, except for Section V and the other sections thereof that are specifically referred to and incorporated herein by reference, shall terminate and cease to have any effect as of the Effective Date notwithstanding any survival clauses contained therein.

    2.2 Transition Assistance. Executive agrees that, during the period commencing on the Effective Date and ending on the Termination Date (the "Transition Period"), Executive shall remain an employee of Company in order to assist Company in transitioning the responsibilities of Executive to the successor Chief Financial Officer of Company, such employment to continue until the Termination Date. Executive agrees that, during the Transition Period, Executive shall cooperate with Company in the orderly transition from Executive of his duties and responsibilities in the management and operations of Company to the new Chief Financial Officer of Company. During the Transition Period, Company shall continue to pay Executive the base salary amount as set forth in Section III, A of the Employment Agreement at the base salary rate in effect as of the Effective Date and in accordance with Company's standard payroll practices and procedures. Company may terminate this Agreement for cause, as such term is defined in Section IV. B of the Employment Agreement, and under the notice and cure provisions set forth therein, and, in such case, this Company shall not be obligated to pay the severance payments hereunder.

3. Severance Payments and Benefits.

    3.1 Severance Payments. In consideration for Employee remaining an employee of Company through the Termination Date and the other covenants set forth herein, Company promises and agrees to pay, and will pay, to Executive severance pay in an amount equal to Executive's base salary payments, computed at an annual rate of two hundred thirty-five thousand dollars ($235,000), for a period of twenty (20) months from the Termination Date (the "Severance Period"), payable in accordance with Company's standard payroll practices (such amounts collectively referred to as the "Severance Payments"). Company acknowledges that Executive shall be entitled to the Severance Payments for the entire Severance Period irrespective of any subsequent employment Executive may obtain during the Severance Period. Executive acknowledges that the Severance Payments shall be made in full satisfaction of any and all amounts due to Executive from Company as of the Termination Date.

    3.2 Company Benefits. Executive shall be entitled to continue to participate in all Company sponsored medical, health, and life insurance plans at the same benefit level, and upon the same terms and conditions, at which he was participating as of the Effective Date until the earlier of (i) the expiration of the Severance Period; or (ii) the date Executive receives coverage and benefits under the plans of a subsequent employer. Company further acknowledges that Executive shall retain coverage under Company's directors and officers liability insurance policy(ies) for the period of time during which Executive served as a director of Company, upon the same terms and conditions applicable to Company's other executive officers/directors.

    3.3 Other Benefits. Executive shall be permitted to retain the cellular telephone and personal computer provided to Executive for his use while employed by Company. Notwithstanding the foregoing, Executive shall, as a condition to Executive's retention of such personal computer and consistent with Executive's commitment in Section 4 below, permanently delete and/or return to Company, to Company's full satisfaction, all confidential and/or proprietary information of Company stored on any internal or external storage device integrated into or attached to such computer. To the extent Executive is required to utilize his cellular telephone for business purposes during the Transition Period, Company agrees to reimburse Executive for the reasonable expenses of such use, subject to adequate documentation of such expenses consistent with Company's applicable policies and procedures.

    3.4 Withholding of Taxes. Company may withhold from any benefits or Severance Payments payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

    3.5 No Other Payments. Except as specifically provided herein, or as otherwise may be required by law, Executive shall not be entitled to receive any other payments, benefits, or severance amounts from Company following the Termination Date, whether pursuant to the Employment Agreement or otherwise.

4. Competition and Confidentiality.

    4.1 Noncompetition and Confidentiality. Executive agrees that during the Transition Period, and for a period of one (1) year from and after the Termination Date, he shall comply with, and continue to be legally bound by, the provisions and restrictions set forth in Section V of the Employment Agreement (a copy of which is attached hereto as Exhibit A) in accordance with the terms and conditions contained therein, and incorporated herein by reference.

    4.2 Nonsolicitation. During the Transition Period prior to the Termination Date and for a period of one (1) year from and after the Termination Date, Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual or entity, (i) employ, hire or solicit for employment, or attempt to employ, hire or solicit for employment, any Employee (as defined below), (ii) divert or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with or circumvent Company's relationship with, any Employees, or (iii) induce or attempt to induce, directly or indirectly, any Employee to terminate his or her employment or other business relationship with Company. For purposes of this Section 4.2, "Employee" means any person who is or was employed by Company during the Employment Period (as defined in the Employment Agreement); provided, however, that "Employee" shall not include any person (a) whose employment with Company was terminated by Company without cause, or (b) who was not employed by Company at any time during the six (6) month period immediately prior to the Termination Date.

    4.3 Remedies. Executive acknowledges that any violation of the provisions and restrictions set forth in Section V of the Employment Agreement and incorporated herein by reference, and/or any violation of the provisions set forth in Section 4.2 above, will, in addition to any and all other remedies to which Company may be entitled, result in the immediate discontinuation of the Severance Payments by Company to Executive.

5. Mutual Release.

    5.1 Release of Known and Unknown Claims by Executive. Except with respect to Executive's rights pursuant to this Agreement, Executive, for himself and his heirs, successors, and assigns, and each of them (hereinafter collectively, "Executive Releasors"), hereby waives, releases, relinquishes, and discharges Company and its affiliates, owners, subsidiaries, predecessors, successors, and assigns, and its and their present and former directors, officers, employees, representatives, and agents, and its and each of their heirs, successors, and assigns, and each of them (hereinafter collectively, "Company Releasees") from any and all claims, liabilities, suits, damages, actions, or manner of actions, whether in contract, tort, or otherwise which the Executive Releasors or any of them ever had, now have, or hereafter may have against the Company Releasees, or any of them, whether the same be in administrative proceedings, in arbitration, in law, at equity, or mixed, arising from or in any way relating to Executive's employment by Company, the Employment Agreement or any other terms or conditions of Executive's employment with Company, termination of Executive's duties and responsibilities as an officer and director of Company and of Executive's employment with Company, or any act or omission by Company Releasees, or any of them, prior to the Effective Date. It is further understood and agreed that this general release applies to any and all claims, demands, liabilities, and causes of action relating to Executive's employment with Company which may arise pursuant to any federal, state, or local employment law, regulation, or other requirement including, but not limited to, Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, and any claim in tort or contract.

    5.2 Release of Claims by Company. Except with respect to Company's rights pursuant to this Agreement, Company, for itself and its affiliates, owners, subsidiaries, predecessors, successors, and assigns, and its and their present and former directors, officers, employees, representatives, and agents, and its and each of their heirs, successors, and assigns, and each of them (hereinafter collectively, "Company Releasors"), hereby waives, releases, relinquishes, and discharges Executive, for himself and his heirs, successors, and assigns, and each of them (hereinafter collectively, "Executive Releasees") from any and all claims, liabilities, suits, damages, actions, or manner of actions, whether in contract, tort, or otherwise which the Company Releasors or any of them ever had, now have, or hereafter may have against the Executive Releasees, or any of them, whether the same be in administrative proceedings, in arbitration, in law, at equity, or mixed, arising from or in any way relating to Executive's employment by Company, the Employment Agreement or any other terms or conditions of Executive's employment with Company, termination of Executive's employment with Company, or any act or omission by Executive Releasees, or any of them, prior to the Effective Date.

    5.3 Exclusion from Mutual Release. Executive and Company each agree that the mutual releases set forth above do not apply to any claims of a violation of law or any claims brought by a third party against either Company or Executive, and each shall be entitled to indemnification and/or contribution from the other to the extent permitted by law for such third party claims; provided that in the event that Company becomes obligated to indemnify Executive, Company shall control the selection of counsel for such proceeding.

    5.4 Mutual Release of Unknown Claims. The parties expressly acknowledge and agree that this Agreement is intended to include in its effect, without limitation, all claims which any of the Company Releasors and Executive Releasors do not know or suspect to exist in their favor at the time of execution hereof, and the Agreement contemplates the extinguishment of any such claim or claims. This Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any additional or different facts.

6. Executive's Representation and Warranty.

    Except for the cellular telephone and computer hardware described in Section 3.3. above, Executive represents and warrants that he does not have in his custody, control, or possession (including the custody, control, or possession of his counsel, advisors, or other agents or representatives) any files (tangible or electronic), documents, computer disks, or any other property generated by, prepared at, received at, or belonging to Company, and represents and warrants that he did not remove from Company's offices or facilities (including its computer system) any such property, or to the extent that he removed such property from Company's offices or facilities, all such property has been returned to Company. Notwithstanding the foregoing, Company acknowledges that Executive may retain such informational/marketing and/or other materials distributed or disseminated by Company to its employees generally (including Executive) which are (i) not confidential or proprietary in nature and (ii) intended by Company to be retained by its employees (e.g., summary description of health benefits).

7. Non-Disparagement.

    Executive promises and agrees that he will not, directly or indirectly, communicate, in writing or orally, to anyone anything which is or is reasonably likely to be construed as disparaging, derogatory, negative, or critical of Company or of any present, former, or future director, officer, or employee of Company or of the services or products rendered or offered by Company. Notwithstanding the foregoing, and without violating the foregoing, Executive shall have the right to communicate truthfully about Company and its directors, officers, and employees in response to any lawful order or process of a court, government agency, or other body or as may otherwise be necessary to comply with the law. Company promises and agrees that it will not, directly or indirectly, communicate, in writing or orally, to anyone anything which is or is reasonably likely to be construed as disparaging, derogatory, negative, or critical of Executive. Notwithstanding the foregoing, and without violating the foregoing, Company shall have the right to communicate truthfully about Executive in response to any lawful order or process of a court, government agency, or other body or as may otherwise be necessary to comply with the law.

8. Non-disclosure.

    The parties hereto agree that neither shall disclose the terms of this Agreement to any non-party hereto, except that the parties may disclose the terms of this Agreement to their respective counsel, accountants, tax advisors, or, in the case of Executive, spouse. Company may also disclose the terms of this Agreement to the extent required under federal and state securities laws and regulations, and/or other applicable law. Each party shall take appropriate steps to insure that his or its agents including, but not limited to, counsel, accountants, tax advisors, spouse, and otherwise, are aware of and comply with this non-disclosure provision, and each party assumes the risk of and shall be accountable for any breach of this non-disclosure provision occasioned by any act or omission by his or its agent(s). In the event that either party is questioned or receives an inquiry as to the status or disposition of this matter, such party will state only that the matter has been amicably resolved; such party is not permitted to volunteer such information without inquiry having been made and will not take any steps, either directly or indirectly, to suggest to anyone that inquiry be made of him or it. Executive acknowledges that Company will suffer damages in the event that he breaches his obligations of non-disclosure as set forth herein and that such damages will be difficult to establish with precision. In the event that Executive fails to comply with his obligations pursuant to this Section 8, Company will have no further obligation to pay, and shall be excused from paying, any amount or to provide any benefits pursuant to this Agreement to Executive.

9. No Admission.

    Neither party hereto admits having engaged in any wrongful conduct or having violated the rights of any other party hereto. The parties agree that nothing in this Agreement constitutes or shall be deemed to constitute any admission of wrongdoing.

10. Miscellaneous.

    10.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

    10.2 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois' choice of law statutes or decisions.

    10.3 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

    10.4 No Waiver. The waiver by any party of a breach or violation of any provision of this Agreement shall operate as or be construed to be a waiver of any subsequent breach of this Agreement. Further, no party shall be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the party against whom such waiver is asserted.

    10.5 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Allscripts Healthcare Solutions, Inc.
2401 Commerce Drive
Libertyville, Illinois 60048
Attention: Chief Executive Officer

With a copy to:	Akin, Gump, Strauss, Hauer and Feld, L.L.P.
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: Paul L. Uhrig, Esquire

To Executive:	David B. Mullen
470 Buena Road
Lake Forest, IL 60045

With a copy to:	Jerry Biederman, Esquire
Neal, Gerber and Eisenberg
2 North LaSalle Street
Chicago, IL 60602

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

10.6 Assignment and Delegation. This Agreement is binding on Executive and Company and their successors and assigns; provided, however, that the rights and obligations of Company under this Agreement may be assigned or delegated to a successor entity by Company. No rights or obligations of Executive hereunder may be assigned or delegated by Executive to any other person or entity, except by will or the laws of descent and distribution. In the event of Executive's death prior to receipt by Executive of all amounts payable by Company hereunder, such amounts shall be payable to Executive's designated beneficiaries on the same schedule as provided for in this Agreement.

10.7 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreement's or understandings between the parties with respect to the subject matter hereof. Except as otherwise provided in this Agreement, as of the Termination Date, the Employment Agreement is hereafter of no force and effect, except to the extent that provisions thereof have been incorporated by reference in this Agreement. No change or modification of this Agreement shall be valid or binding upon the parties unless and until the same is in writing and signed by the party against whom enforcement of such change or modification is sought.

10.8 Reliance Upon Counsel. The parties hereto have relied upon the advice and representation of counsel selected by them respecting the legal liabilities and obligations of the parties hereto including, but not limited to, all claims released hereunder, and the parties hereto have been fully advised as to the legal effect thereof by their respective counsel and the parties have entered into this Agreement willingly and voluntarily with full knowledge of the consequences hereof.

10.9 Attorneys' Fees. In the event that any party breaches any of his or its obligations pursuant to this Agreement, the non-breaching party shall be entitled to recover from the breaching party, in addition to any and all other remedies, his or its reasonable attorney's fees, expenses, and costs which he or it incurs in enforcing his or its rights hereunder.

10.10 Construction. This Agreement shall not be construed more strictly against any party hereto merely by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that all of the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of negotiations between the parties and as a product of that negotiation.

10.11 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

10.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, any of which, if originally executed, shall be binding upon the parties signing thereon, and all of which taken together shall constitute one and the same instrument.

10.13 Executive Acknowledgments. Executive acknowledges that:

(a) He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by Company or any officer, director or other agent thereof;

(b) He has been given a reasonable opportunity to consider whether he desires to enter into this Agreement and that this time has been sufficient to enable him to determine whether to enter into this Agreement;

(c) His obligations, waivers, and releases pursuant to this Agreement are in exchange for consideration which is in addition to anything of value to which he may have already been entitled; and

(d) No promises or inducements have been made to him except as expressly provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, but effective as of the Effective Date.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By: /s/Glen Tullman

Name: Glen Tullman

Title: CEO

EXECUTIVE
/s/David B. Mullen

David B. Mullen

EXHIBIT A

Section V of Employment Agreement.